                                                                    EXHIBIT 23.1

The Board of Directors
Livingston Enterprises, Inc.


    The audits referred to in our report dated June 18, 1997, except as to the second paragraph of Note 10 which is as of July 8, 1997, included the related financial statement schedule as of May 31, 1997, and for each of the years in the three-year period ended August 31, 1996 and the nine-month period ended May 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.


Palo Alto, CA                                              KPMG PEAT MARWICK LLP
July 9, 1997